SALES AGREEMENT

Agreement dated as of ________________________, 20_______ ("Agreement"), by and
among First Symetra National Life Insurance Company of New York, a New York insurance company ("First Symetra"), Symetra Securities, Inc., a Washington corporation ("SSI"), (together with SSI, "Symetra"), and ______________________________________________________________________________,
a __________ corporation ("Broker-Dealer") and ________________________________
_____ _______________________________________, a ______________ corporation
("Insurance Agency").

                                  RECITALS:
	A. First Symetra pursuant to distribution agreements with SSI (the "Distribution Agreements") has appointed SSI as the principal underwriter of the class or classes of group and individual variable life insurance and annuity contracts identified in Schedule 1 to this Agreement at the time that this Agreement is executed, and such other class or classes of variable insurance products that may be added to Schedule 1 from time to time in accordance with Section 2(f) of this Agreement (each, a "class of Contracts"; all such classes, the "Contracts"). For the purposes of this Agreement (including the schedules), a group life insurance or annuity "enrollment form" shall mean the same as the individual "application," "certificate" shall mean the same as "contract" and all other group insurance terms shall have the same meaning as their individual insurance contract counterpart. Each class of Contracts will be issued by First Symetra through one or more separate accounts of First Symetra ("Separate Accounts") and each class of Contracts will be funded by shares of certain registered investment companies (each, a "Fund"; together, the "Funds") and/or by a fixed account option(s). First Symetra has authorized SSI to enter into separate written agreements with broker-dealers pursuant to which such broker-dealers would be authorized to participate in the sale of the Contracts.

B. Broker-Dealer is a broker-dealer and Insurance Agency is a life insurance agency. Insurance Agency is (__) an Affiliate of Broker-Dealer; Insurance Agency is (___) the same person as Broker-Dealer; or (___) Broker-Dealer controls Insurance Agency's securities-related activity by contract.
C. The parties to this Agreement desire that Broker-Dealer and Insurance Agency be authorized to solicit applications for the sale of the Contracts subject to the terms and conditions set forth herein.

NOW, THEREFORE,  the parties agree as follows:

1. Additional Definitions
(a)	Registration Statement - With respect to each class of Contracts, the
	most recent effective registration statement(s) filed with the SEC or the most recent effective post-effective amendment(s) thereto, including financial statements included therein and all exhibits thereto.

(b)	Prospectus - With respect to each class of Contracts, the current
	prospectus for such class of Contracts.

(c )	1933 Act - The Securities Act of 1933, as amended.

(d)	1934 Act - The Securities Exchange Act of 1934, as amended.

(e)	1940 Act - The Investment Company Act of 1940, as amended.

(f)	Agent -An individual associated with Broker-Dealer and Insurance Agency
	who (i) is registered with Broker-Dealer and who possesses the requisite NASD and state securities registrations to offer and sell the Contracts; (ii) possesses a variable product insurance agent license; and (iii) is appointed with First Symetra.

(g)	Premium - A payment made under a Contract to purchase benefits under
	such Contract.

(h)	Service Center - First Symetra National Life Insurance Company, P.O.
	Box 34690, Seattle, WA 98124-1690 or such other address as may be designated from time to time by First Symetra and provided to Insurance Agency and Broker-Dealer.

(i)	SEC - The Securities and Exchange Commission.

(j)	NASD - The National Association of Securities Dealers, Inc.

(k)	Affiliate - With respect to a person, any other person controlling,
	controlled by, or under common control with, such person.

(l)	Broker-of-Record - Generally, the person designated in First Symetra
	records as the person, with respect to a Contract, who is entitled to receive compensation payable with respect to such Contract and who is able to contact directly the owner of such Contract. In the case of compensation payable with respect to a Premium, the Broker-of-Record shall be the party designated as such in the First Symetra records at the time such Premium is accepted by First Symetra. In the case of any payment of compensation payable with respect to Contract value, the Broker-of-Record shall be the party designated as such in First Symetra records in accordance with First Symetra's policies and procedures in effect at the time any such payment is payable.

2. Authorization of Broker-Dealer and Insurance Agency

(a)	Pursuant to the authority granted to it in the Distribution Agreements,
	SSI hereby authorizes Broker-Dealer under the securities laws, and First Symetra hereby authorizes Insurance Agency under the insurance laws, each in a non-exclusive capacity, to sell the Contracts. Broker-Dealer and Insurance Agency accept such authorization.

(b)	Broker-Dealer and Insurance Agency acknowledge that no territory is
	exclusively assigned hereunder, and Symetra reserves the right in its sole discretion to establish or appoint one or more agencies in any jurisdiction in which Insurance Agency transacts business hereunder.

(c) 	Insurance Agency is vested under this Agreement with power and
	authority to select and recommend individuals associated with Insurance Agency for appointment as Agents of First Symetra, and only individuals so recommended by Insurance Agency shall become Agents, provided that First Symetra reserves the right in its sole discretion to refuse to appoint any proposed agent or, once appointed, to terminate the same at any time with or without cause.

(d) 	Neither Broker-Dealer nor Insurance Agency shall expend or contract for
	the expenditure of the funds of SSI or First Symetra.  Broker-Dealer
	and Insurance Agency each shall pay all expenses incurred by each of them in the performance of this Agreement, unless otherwise
	specifically provided for in this Agreement or unless Symetra shall
	have agreed in advance in writing to share the cost of any such expenses. Initial and renewal state appointment fees for Insurance Agency and appointees of Insurance Agency as Agents of First Symetra will be paid by First Symetra or Insurance Agency in accordance with First Symetra's policies and procedures, which may be changed by First Symetra in its sole discretion at any time without notice. Neither Broker-Dealer nor Insurance Agency shall possess or exercise any authority on behalf of First Symetra other than that expressly conferred on Broker-Dealer or Insurance Agency by this Agreement. In particular, and without limiting the foregoing, neither Broker-Dealer nor Insurance Agency shall have any authority, nor shall either grant such authority to any Agent, on behalf of First Symetra: to make, alter or discharge any Contract or other contract entered into pursuant to a Contract;
	to waive any Contract provision; to extend the time of paying any Premiums; to endorse checks or money orders payable to First Symetra;
	or to receive any monies or Premiums from applicants for or purchasers of the Contracts (except for the sole purpose of forwarding monies or Premiums to First Symetra).
(e)	Broker-Dealer and Insurance Agency acknowledge that, to the extent
	permitted by law, First Symetra has the right in its sole discretion to reject any applications or Premiums received by it and to return or refund to an applicant such applicant's Premium.

(f)	Schedule 1 to this Agreement may be amended upon notice by First
	Symetra in its sole discretion from time to time to include other classes of variable annuity contracts or variable life insurance contracts. The provisions of this Agreement shall be equally applicable to each such class of Contracts unless the context otherwise requires.
	Schedule 1 to this Agreement may be amended by Symetra at its sole discretion from time to time to delete classes of variable annuity contracts or variable life insurance contracts.

(g)	Symetra acknowledges that Broker-Dealer and Insurance Agency are each
	an independent contractor. Accordingly, Broker-Dealer and Insurance Agency are not obliged or expected to give full time and energies to the performance of their obligations hereunder, nor are Broker-Dealer and Insurance Agency obliged or expected to represent SSI or First Symetra exclusively. Nothing herein contained shall constitute Broker-Dealer, Insurance Agency, the Agents or any agents or representatives of Broker-Dealer or Insurance Agency as employees of SSI or First Symetra in connection with the solicitation of applications for the Contracts.

3.	Licensing and Registration of Broker-Dealer, Insurance Agency and Agents

(a)	Broker-Dealer represents that it is a broker-dealer registered with the
	SEC under the 1934 Act, and is a member of the NASD. Broker-Dealer must, at all times when performing its functions and fulfilling its obligations under this Agreement, be duly registered as a broker-dealer under the 1934 Act and in each state or other jurisdiction in which Broker-Dealer intends to perform its functions and fulfill its obligations hereunder, and be a member in good standing of the NASD.

(b)	Insurance Agency represents that it is a licensed life insurance agent
	where required to solicit applications, except that if Insurance Agency cannot be qualified to be a licensed life insurance agent until appointed by an insurer, Insurance Agency represents that it is qualified to be a licensed insurance agent but for the appointment by an insurer. Insurance Agency must, at all times when performing its functions and fulfilling its obligations under this Agreement, be duly licensed to sell the Contracts in each state or other jurisdiction in which Insurance Agency intends to perform its functions and fulfill its obligations hereunder.

(c) 	Broker-Dealer shall ensure that no individual shall offer or sell the
	Contracts on behalf of Broker-Dealer in any state or other jurisdiction in which the Contracts may lawfully be sold unless such individual is an associated person of Broker-Dealer (as that term is defined in section 3(a)(18) of the 1934 Act) and duly registered with the NASD and any applicable state securities regulatory authority as a registered person of Broker-Dealer qualified to sell the Contracts in such state or jurisdiction.

(d) 	Insurance Agency shall ensure that no individual shall offer or sell
	the Contracts on behalf of Insurance Agency in any state or other jurisdiction unless such individual is duly licensed and appointed as an agent of First Symetra, and appropriately licensed, registered or otherwise qualified to offer and sell the Contracts to be offered and sold by such individual under the insurance laws of such state or jurisdiction. Insurance Agency shall furnish First Symetra with proof of proper licensing of Agents or other proof, reasonably acceptable to Symetra, of satisfaction by Agents of licensing requirements prior to First Symetra appointing any such individual as an Agent of First Symetra.

(e) 	If Insurance Agency is an Affiliate of Broker-Dealer or if Broker-
	Dealer controls Insurance Agency's securities-related activities by contract as reflected in Recital B to this Agreement, then by engaging in the distribution activities contemplated by the Agreement, Broker-Dealer and Insurance Agency represent and warrant either that:

	(i)	Broker-Dealer and Insurance Agency:

		(A)	have obtained a letter from the Staff of the SEC
			advising Broker-Dealer and Insurance Agency that the Staff will not recommend enforcement action if Insurance Agency is not registered as a broker-dealer with the Commission; and

		(B)	are complying and will continue to comply with the
			conditions set forth in such letter at all times while the Agreement is in effect; or

	(ii)	Broker-Dealer and Insurance Agency are relying on certain no
		action letters issued by the SEC with respect to the securities-related activities of licensed insurance agencies involved in the distribution of variable insurance products and agree that during the term of the Agreement Broker-Dealer and Insurance Agency shall operate in compliance with applicable provisions of such no action letters and specifically agree that:

		(A)	(1) Broker-Dealer will control Insurance Agency's
			securities-related activities by contract; or
			(2) Insurance Agency is either wholly-owned by Broker-Dealer or an affiliated person of Broker-Dealer or is wholly-owned by one or more associated persons of Broker-Dealer;
		(B) 	Insurance Agency and its personnel will be "associated
			persons" of Broker-Dealer within the meaning of Section 3(a)(18) of the 1934 Act;

		(C) 	Insurance Agency will engage in the offer or sale of
			the Contracts only through persons who are registered persons of Broker-Dealer;

		(D) 	Insurance Agency will not receive or handle customer
			funds or securities except through Agents who are registered persons of Broker-Dealer;

		(E) 	Broker-Dealer will be responsible for the training,
			supervision and control of registered persons engaging in the offer or sale of the Contracts on behalf of Insurance Agency, as required under the 1934 Act, NASD rules and other applicable statutes or regulations, and will also be responsible for the supervision and control of any of its associated persons who are owners, directors or executive officers of Insurance Agency;

		(F)	Broker-Dealer will comply with all applicable
			requirements of the 1934 Act and the NASD, including the requirement to maintain and preserve books and records under Section 17(a) of the 1934 Act and the rules thereunder; and

		(G)	Commissions and fees relating to the Contracts will be
			reflected in the quarterly FOCUS reports and the fee assessment reports filed by Broker-Dealer with the NASD.

Broker-Dealer and Insurance Agency shall notify Symetra immediately in writing if Broker-Dealer and/or Insurance Agency fail to comply with any of the applicable provisions set forth above.

4.	Broker-Dealer and Insurance Agency Compliance
(a)	Insurance Agency shall train, supervise, and be solely responsible for
	the conduct of the Agents in their solicitation activities in connection with the Contracts, and shall supervise Agents' compliance with applicable rules and regulations of any insurance regulatory agencies that have jurisdiction over variable contracts activities, as well as the rules and procedures of First Symetra pertaining to the solicitation, sale and submission of applications for the Contracts, as provided in writing to Insurance Agency by First Symetra from time to time. Broker-Dealer shall be responsible for background investigations of the Agents to determine their qualifications, good character, and moral fitness to sell the Contracts.

(b)	Broker-Dealer shall be responsible for securities training, supervision
	and control of the Agents in connection with their solicitation activities with respect to the Contracts and shall supervise Agents' strict compliance with applicable federal and state securities law and NASD requirements in connection with such solicitation activities.

(c)	Broker-Dealer and Insurance Agency hereby represent and warrant that
	they are duly in compliance with all applicable federal and state securities laws and regulations, including without limitation state insurance laws and regulations imposing insurance licensing requirements.

(d)	Broker-Dealer and Insurance Agency each shall carry out their respective
	sales and administrative obligations under this Agreement in continued compliance with the rules and procedures of First Symetra as provided to them in writing from time to time, and with federal and state laws and regulations, including those governing securities and/or insurance related activities or transactions, as applicable.

(e)	Broker-Dealer, Insurance Agency and Agents shall not offer or attempt
	to offer the Contracts, nor solicit applications for the Contracts, nor deliver Contracts, in any state or jurisdiction in which the Contracts may not be lawfully sold or offered for sale. For purposes of determining where the Contracts may be offered and applications solicited, Broker-Dealer and Insurance Agency may rely on written notification, as revised from time to time, that they receive from First Symetra.

(f)	In addition to any other provisions of this Agreement applicable to
	Agents, Broker-Dealer and Insurance Agency shall ensure that each Agent shall comply with a standard of conduct applicable to licensed insurance agents including, but not limited to, the following:

	(i)	An Agent shall recommend the purchase of a Contract to an
		applicant only if he or she has reasonable grounds to believe that such purchase is suitable for the applicant in accordance with, among other things, applicable regulations of any state insurance regulatory authority, the SEC and the NASD.

	(ii)	An Agent shall accept initial Premiums in the form of a check
		or money order only if made payable to "First Symetra National Life Insurance Company of New York" and signed by the applicant for the Contract. An Agent shall not accept third-party checks or cash for Premiums.

	(iii)	All checks and money orders and applications for the Contracts
		received by an Agent shall be remitted promptly, and in any event not later than 2 business days after receipt, to the Service Center.

	(iv)	An Agent shall not encourage a prospective purchaser to surrender
		or exchange an insurance policy or contract in order to purchase a Contract, or conversely, to surrender or exchange a Contract in order to purchase another insurance policy or contract unless proper state required replacement procedures are adhered to.

(g)	Upon issuance of a Contract, First Symetra shall, in accordance with its
	procedures with respect to each class of Contracts, either deliver such Contract directly to the purchaser or deliver such Contract to Insurance Agency or the Agent for delivery to the purchaser. Upon issuance of a Contract by First Symetra and delivery of such Contract to Insurance Agency or the Agent, Insurance Agency shall promptly deliver such Contract, or ensure prompt delivery by Agent of such Contract, to its purchaser. Insurance Agency or the Agent shall return promptly to First Symetra all receipts for delivered Contracts, all undelivered Contracts and all receipts for cancellation, in accordance with the instructions provided by First Symetra.

(h)	In the event that Premiums are sent to Insurance Agency or Broker-
	Dealer, rather than to the Service Center, Insurance Agency and Broker-Dealer shall promptly (and in any event, not later than 2 business days) remit such Premiums to First Symetra at the Service Center. Insurance Agency and Broker-Dealer acknowledge that if any Premium is held at any time by either of them, such Premium shall be held on behalf of the customer, and Insurance Agency or Broker-Dealer shall segregate such Premium from their own funds and promptly (and in any event, within 2 business days) remit such Premium to First Symetra.
	All such Premiums, whether by check, money order or wire, shall at all times be the property of First Symetra.

(i)	Neither Broker-Dealer, Insurance Agency nor any Agent, in connection
	with the offer or sale of the Contracts, shall give any information or make any representations or statements, written or oral, concerning the Contracts, a Fund or Fund Shares, other than information or representations which are in accordance with the Prospectuses, statements of additional information and Registration Statements for the Contracts, or a Fund, or in reports or proxy statements therefore, or in promotional, sales or advertising material or other information supplied and approved in writing by First Symetra.

(j)	Neither Broker-Dealer, Insurance Agency nor any Agent shall use or
	implement any promotional, sales or advertising material relating to the Contracts without the prior written approval of First Symetra.

(k)	Broker-Dealer and Insurance Agency shall be solely responsible under
	applicable tax laws for the reporting of compensation paid to Agents.

(l)	Insurance Agency represents that it maintains and shall maintain such
	books and records concerning the activities of the Agents as may be required by the appropriate insurance regulatory agencies that have jurisdiction and that may be reasonably required by Symetra to adequately reflect the Contracts business processed through Insurance Agency. Insurance Agency shall make such books and records available to Symetra at any reasonable time upon written request by First Symetra.

(m)	Broker-Dealer represents that it maintains and shall maintain
	appropriate books and records concerning the activities of the Agents as are required by the SEC, the NASD and other agencies having jurisdiction and that may be reasonably required by First Symetra to reflect adequately the Contracts business processed through Insurance Agency. Broker-Dealer shall make such books and records available to First Symetra at any reasonable time upon written request by First Symetra.

(n)	Each party shall promptly furnish to any other party, or its authorized
	agent any reports and information that the requesting party may reasonably request for the purpose of meeting such party's reporting and recordkeeping requirements under the insurance laws of any state, under any applicable federal and state securities laws, rules and regulations, and the rules of the NASD.

5.	Sales Materials

(a)	During the term of this Agreement, First Symetra will provide Broker-
	Dealer, Insurance Agency, and Agents without charge, with as many copies of current Prospectuses, current Fund prospectus(es), and applications for the Contracts, as Broker-Dealer, Insurance Agency or Agents may reasonably request. Upon termination of this Agreement, Broker-Dealer and Insurance Agency will promptly return to First Symetra any Prospectuses, applications, Fund prospectuses, and other materials and supplies furnished by SSI or First Symetra to Broker-Dealer or Insurance Agency or to the Agents.

(b)	During the term of this Agreement, SSI will be responsible for
	providing and approving all promotional, sales and advertising material
	to be used by Broker-Dealer and Insurance Agency.  SSI will file such
	materials or will cause such materials to be filed with the SEC, the
	NASD, and/or with any state securities regulatory authorities, as appropriate.

6.	Commissions and Expenses

(a)	During the term of this Agreement, First Symetra, on behalf of SSI shall
	pay to Insurance Agency as compensation for Contracts for which it is the Broker-of-Record, the commissions and fees set forth in Schedules
	2 and/or 3 to this Agreement, as such Schedule may be amended or modified at any time, in any manner by First Symetra, and subject to other provisions of this Agreement. Any amendment to Schedules 2 and/or 3 will be applicable to any Contract for which an application or premium is received by the Service Center on or after the effective date of such amendment or which is in effect after the effective date of such amendment. Compensation with respect to any Contract shall be paid to Insurance Agency only for so long as Insurance Agency is the Broker-of-Record for such Contract. When the balance due to Insurance Agency is less than a reasonable minimum established by First Symetra, payments to Insurance Agency may be paid only when such minimum is reached.

(b)	Broker-Dealer and Insurance Agency recognize that all compensation
	payable to Insurance Agency hereunder will be disbursed by First Symetra after Premiums are received and accepted by First Symetra and that no compensation of any kind other than that described in this Agreement is payable to Insurance Agency.

(c)	Chargebacks: The commissions payable pursuant to Schedules 2 and/or
	3 may be adjusted, and any commission already paid, returned to First Symetra by Insurance Agency on request as provided therein. If repayment and/or payment under any of the provisions of Schedules 2 and/or 3 is not promptly made following receipt of a notice of request for repayment, Insurance Agency authorizes First Symetra, at its sole option and to the extent permitted by applicable law, to deduct any such unrepaid compensation or unpaid payment from any future compensation owed by First Symetra or any affiliate of First Symetra to Insurance Agency as it becomes due; provided, however, that this option on the part of First Symetra shall not prevent it from pursuing any other means or remedies available to it to recover such compensation and/or payment.

(d)	Broker-Dealer or Insurance Agency shall immediately remit to First
	Symetra any premium retained in error by Broker-Dealer or Insurance
	Agency.

7.	Interest in Agreement.  Agents shall have no interest in this Agreement
	or right to any commissions to be paid by First Symetra to Insurance Agency. Insurance Agency shall be solely responsible for the payment of any commission or consideration of any kind to Agents. Insurance Agency shall have no right to withhold or deduct any commission from any Premiums in respect of the Contracts which it may collect. Insurance Agency shall have no interest in any compensation paid by First Symetra to SSI, now or hereafter, in connection with the sale of any Contracts hereunder.

8.	Term of Agreement

(a)	This Agreement relates solely to the classes of Contracts identified
	in Schedule 1 to this Agreement.

(b)	This Agreement:

	(i)	may be terminated by any party hereto by giving thirty (30)
		days' prior written notice to the other parties; or

	(ii) 	shall automatically terminate upon termination of one or more of
		the Distribution Agreements referenced in Recital A of this Agreement; or

	(iii) 	if Broker-Dealer or Insurance Agency, on the one side, or SSI or
		First Symetra, on the other side, should default in a material respect, in their respective obligations under this Agreement, or breach in a material respect, any of their respective representations or warranties made in this Agreement, any non-defaulting or non-breaching party may, at their option, cancel and terminate this Agreement without notice.

(c)	Upon termination of this Agreement, all authorizations, rights, and
	obligations hereunder shall cease except:

	(i)	the obligation to settle accounts hereunder, including the
		payment of compensation with respect to Contracts in effect at the time of termination or issued pursuant to applications received by First Symetra prior to termination or Premiums received on such Contracts subsequent to termination of this Agreement provided, however, that if this Agreement is terminated by First Symetra or SSI pursuant to Section 8(b)(iii), First Symetra's obligations under this subparagraph
		(i) shall cease upon such termination;

	(ii)	the provisions with respect to indemnification set forth in
		Section 13 hereof;

	(iii)	the provisions of Sections 4(l) and 4(m) hereof that require
		Insurance Agency and Broker-Dealer to maintain certain books and records;

	(iv)	the confidentiality provisions contained in Section 11 hereof;

	(v)	the audit provisions contained in Section 21; and

	(vi)	the provisions with respect to complaints and investigations
		set forth in Section 9 hereof.

9.	Complaints and Investigations

(a)	SSI, First Symetra, Broker-Dealer and Insurance Agency each shall
	cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the Contracts marketed under this Agreement. In addition, SSI, First Symetra, Broker-Dealer and Insurance Agency shall cooperate fully in any securities regulatory investigation or proceeding or judicial proceeding with respect to SSI, Broker-Dealer, their Affiliates and their agents, to the extent that such investigation or proceeding is in connection with the Contracts marketed under this Agreement. Without limiting the foregoing, each party shall promptly notify the other parties of any written customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by such party with respect to any other party, any Agent, or in connection with any Contract marketed under this Agreement or any activity in connection with any such Contract.

(b)	In the case of a customer complaint, SSI, First Symetra, Broker-Dealer
	and Insurance Agency will cooperate in investigating such complaint and any response by Broker-Dealer or Insurance Agency to such complaint will be sent to First Symetra for approval not less than five business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or facsimile.

10.	Assignment.  This Agreement shall be nonassignable by the parties
	hereto unless an authorized officer of the non-assigning parties agrees to the proposed assignment in writing prior to its effective date.

11.	Confidentiality/Security of Information. Each party shall maintain the
	confidentiality of any other party's customer list or any other proprietary information that it may acquire in the performance of this Agreement. Company may furnish Broker-Dealer and/or Insurance Agency with personal customer information that is non-public and confidential in nature. Except as required in order to perform Broker-Dealer and/or Insurance Agency's obligations and duties under this Agreement, to perform joint marketing efforts with Company, or as permitted by law, Broker-Dealer and/or Insurance Agency shall not use or disclose such non-public or confidential information received from Company.

	Broker-Dealer and Insurance Agency will maintain and enforce safety and physical security procedures with respect to its access and maintenance of personal customer information that provide reasonably appropriate technical and organizational safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access. Broker-Dealer and Insurance Agency will notify Company of any breach of security and use diligent efforts to remedy any breach of security or unauthorized access in a timely manner. Broker-Dealer and Insurance Agency agree to cooperate with the Company's efforts to remedy any breach of security or unauthorized access.

12.	Modification of Agreement.    This Agreement supersedes all prior
	agreements, either oral or written, between the parties relating to the Contracts or among Broker-Dealer and/or Insurance Agency, First Symetra and Symetra Investment Services, Inc., and, except for any amendment of Schedule 1 pursuant to the terms of Section 2 hereof or Schedules
	2 and/or 3 pursuant to the terms of Section 6 hereof, may not be modified in any way unless by written agreement signed by all of the parties.

13.	Indemnification

(a)	Broker-Dealer and Insurance Agency, jointly and severally, shall
	indemnify and hold harmless First Symetra and each person who controls or is associated with First Symetra within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon:

	(i)	violation(s) by Broker-Dealer, Insurance Agency, or an Agent of
		federal or state securities law or regulation(s), insurance law or regulation(s), or any rule or requirement of the NASD;

	(ii)	any unauthorized use of sales or advertising material, any
		oral or written misrepresentations, or any unlawful sales practices concerning the Contracts, by Broker-Dealer, Insurance Agency or an Agent;

	(iii)	claims by the Agents or other agents or representatives of
		Insurance Agency or Broker-Dealer for commissions or other compensation or remuneration of any type;

	(iv)	any action or inaction by a clearing broker through whom Broker-
		Dealer or Insurance Agency processes any transaction pursuant to this Agreement;

	(v) 	any failure on the part of Broker-Dealer, Insurance Agency, or
		an Agent to submit Premiums or applications to First Symetra, or to submit the correct amount of a Premium, on a timely basis and in accordance with Section 4 of this Agreement; or

	(vi) 	a breach by Broker-Dealer or Insurance Agency of any provision
		of this Agreement.
This indemnification will be in addition to any liability which Broker-Dealer and Insurance Agency may otherwise have.

(b)	First Symetra shall indemnify and hold harmless Broker-Dealer and
	Insurance Agency and each person who controls or is associated with Broker-Dealer or Insurance Agency within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon:

	(i)	any breach by SSI or First Symetra of any provision of this
		Agreement;

	(ii)	any untrue statement of a material fact contained in the
		Registration  Statement or Prospectus relating to any Contract;

	(iii)	the omission therefrom of a material fact required to be stated
		therein or necessary to make the statements therein not misleading;

	(iv)	violation(s) by First Symetra of federal or state securities
		law or regulation(s), insurance law or regulation(s), or any rule or requirement of the NASD; or

	(v)	any breach of a fiduciary duty owed by First Symetra to a
		contractholder  with respect to a Contract.
This indemnification will be in addition to any liability which First Symetra may otherwise have.

(c)	After receipt by a party entitled to indemnification ("indemnified
	party") under this Section 13 of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this Section 13 ("indemnifying party"), such indemnified party will notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, provided that the omission to so notify the indemnifying party will not relieve it from any liability under this
	Section 13, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice. The indemnifying party, upon the request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if such proceeding is settled with such consent or if final judgment is entered in such proceeding for the plaintiff, the indemnifying party shall indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

14. 	Rights, Remedies, etc., are Cumulative.  The rights, remedies and
	obligations contained in this Agreement are cumulative and are in
	addition to any and all rights, remedies and obligations, at law or
	in equity, which the parties hereto are entitled to under state and
	federal laws. Failure of a party to insist upon strict compliance with
	any of the conditions of this Agreement shall not be construed as a
	waiver of any of the conditions, but the same shall remain in full
	force and effect.  No waiver of any of the provisions of this Agreement
	shall be deemed, or shall constitute, a waiver of any other provisions,
	whether or not similar, nor shall any waiver constitute a continuing waiver.

Notices.  All notices hereunder are to be made in writing and shall be given:
	if to SSI, to:
		Symetra Securities, Inc.
		Attention: Linda C. Mahaffey, President
		777 108th Avenue NE Ste 1200
		Bellevue, WA 98004-5135
	if to First Symetra National Life Insurance Company of New York, to:
		First Symetra National Life Insurance Company of New York
		Attention: Scott Bartholomaus, Vice President
		First Symetra National Stat Number
		330 Madison Avenue/9th Floor
		New York, New York 10017
	if to Broker-Dealer, to:
	___________________________________
	___________________________________
	___________________________________
	___________________________________
	if to Insurance Agency, to:
	___________________________________
	___________________________________
	___________________________________
	___________________________________
	or such other address as such party may hereafter specify in writing. Each such notice to a party shall be either hand delivered or transmitted by registered or certified United States mail with return receipt requested, and shall be effective upon delivery.

16. Interpretation, Jurisdiction, Etc. This Agreement constitutes the whole agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the parties with respect to the subject matter hereof.
No prior writings by or between the parties hereto with respect to the subject matter hereof shall be used by a party in connection with the interpretation of any provision of this Agreement. This Agreement shall be construed and its provisions interpreted under and in accordance with the internal laws of the state of Washington without giving effect to principles of conflict of laws.

17. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in a forum selected by First Symetra in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

18. Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

20. Severability. This is a severable Agreement. In the event that any provision of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that such provision shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.

21. Audit of Records. To the extent not otherwise provided herein, each party hereto (the "Requesting Party") shall have the right at its expense, upon reasonable notice to any other party hereto (the "Other Party"), during regular business hours, to audit all the records and practices of the Other Party relating to the business contemplated hereunder in order to determine whether such Other Party is complying with the terms of this Agreement, including the payment of commissions and fees. The Requesting Party shall have the right to copy any of such records at its expense. At its option, such audit may be conducted by the Requesting Party's own personnel or by a qualified independent auditor selected by it. The Requesting Party shall make reasonable efforts to conduct each such audit in a manner that avoids any material disruption of the Other Party's business.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

	Symetra Securities, Inc.	Broker-Dealer
	By: 				By:
	Name:				Name:
	Title:				Title:

	First Symetra National Life Insurance	Company Insurance Agency
	Of New York
	By: 				By:
	Name:				Name:
	Title:				Title:

SCHEDULE 1

                 Contracts Subject to this Agreement

First Symetra National Life INSURANCE COMPANY

Variable Annuity Contracts (Schedule 2)
First Symetra Focus